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                                                                   EXHIBIT 99(A)

ZAPATA CORPORATION TO SEPARATE                             FOR IMMEDIATE RELEASE
GAS, MARINE PROTEIN BUSINESSES                             JULY 11, 1994

    HOUSTON--In recognition of the fundamental difference between its oil and gas and marine protein operations, Zapata Corporation's Board of Directors announced today that it will separate the two businesses, a process which will take a number of months.

    In preparation for this separation, Zapata Protein, Inc., the company's menhaden fishing and marine protein subsidiary, will be operated autonomously within the Zapata group until separation. Headquartered in Houston, Zapata Protein has processing plants in Delaware, Louisiana, Mississippi and Virginia.

    R.C. Lassiter, Chairman and Chief Executive Officer of Zapata Corporation since 1985, is being named Chairman and Chief Executive Officer of Zapata Protein. Lassiter will remain a member of the Zapata Corporation's Board of Directors.

    Zapata Director Kristian Siem has assumed the duties of President and Chief Executive Officer of Zapata Corporation with overall responsibility for the company's oil and gas operations. These include: Tulsa-based Cimarron Gas Companies, Inc., which gathers and processes natural gas; Energy Industries, Inc., headquartered in Corpus Christi, one of the nation's leading natural gas compression companies; and Houston-based Zapata Exploration Company, Zapata's oil and gas production subsidiary.

    Malcolm I. Glazer, also a Zapata Director, is being named Chairman of the Zapata Corporation Board of Directors.

    "Historically, Zapata was a maritime company with offshore drilling rigs and other ocean-oriented operations. Zapata Protein made sense in that mix of businesses," Siem said.

    "As we have repositioned Zapata into natural gas services and production and shed the company's other maritime operations, however, that linkage has been lost. We now believe the interests of Zapata's stockholders would best be served by completely separating the two businesses," he said.
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    Zapata Corporation (NYSE symbol: ZOS) is a Houston-based international company primarily involved in natural gas services. Zapata rents, fabricates and services natural gas compression packages; and gathers and processes natural gas. Zapata also produces natural gas and marine protein products.

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CONTACTS:    Barney White, Vice President--Corporate Affairs,
              (713) 940-6240

              David Skarke, Vice President--Corporate Development,
              (713) 940-6148